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                                                                  Exhibit (p)(3)

                        WINSLOW CAPITAL MANAGEMENT, INC.

                                 CODE OF ETHICS

                        Effective Date: February 1, 2005

      The definitions of some of the capitalized terms used in this Code of Ethics are listed in Appendix A.

1. SCOPE OF CODE

      Winslow Capital Management, Inc. (the "Adviser") has established and will maintain and enforce this Code of Ethics to set forth the standards of conduct expected of Employees, to require compliance with the federal securities laws, and to uphold the Adviser's fiduciary duties. This Code of Ethics also addresses the personal securities trading activities of Access Persons in an effort to detect and prevent illegal or improper personal securities transactions. This Code of Ethics is intended to satisfy the requirements of Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940.

2. STANDARDS OF BUSINESS CONDUCT FOR THE ADVISER AND ALL EMPLOYEES

A. PREFACE

      The reputation and success of Winslow Capital Management, Inc. (the "Adviser") require adherence to high ethical standards. Employees should act in a manner that will serve the best interests of the client and then the Adviser; that will preserve confidential information; and that will avoid conflicts of interest. The Adviser's goal is to create an environment in which ethical behavior is actively thought about and practiced.

B. COMPLIANCE WITH FEDERAL SECURITIES LAWS

      THE ADVISER AND ALL EMPLOYEES SHALL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FEDERAL SECURITIES LAWS AND THE REGULATIONS RELATED TO THOSE LAWS, INCLUDING THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934, THE INVESTMENT ADVISERS ACT OF 1940, THE

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INVESTMENT COMPANY ACT OF 1940, THE SARBANES-OXLEY ACT OF 2002, TITLE V OF THE
GRAMM-LEACH-BLILEY ACT (PRIVACY), AND THE BANK SECRECY ACT AS IT APPLIES TO FUNDS AND INVESTMENT ADVISERS (ANTI-MONEY LAUNDERING). IN CONNECTION WITH PROVIDING INVESTMENT MANAGEMENT SERVICES TO CLIENTS, THIS INCLUDES PROHIBITING ANY ACTIVITY WHICH DIRECTLY OR INDIRECTLY:

            -     Defrauds a Client in any manner;

            - Misleads a Client, including making any statement that omits material facts;

            -     Operates or would operate as a fraud or deceit on a Client;

            -     Functions as a manipulative practice with respect to a Client;
                  and

            - Functions as a manipulative practice with respect to securities.

C. STATUS AS A FIDUCIARY

      THE ADVISER AT ALL TIMES SHALL CONDUCT ITS BUSINESS CONSISTENT WITH ITS STATUS AS A FIDUCIARY TO ITS CLIENTS. THIS MEANS THE ADVISER HAS AFFIRMATIVE DUTIES OF CARE, LOYALTY, HONESTY AND GOOD FAITH IN CONNECTION WITH ALL OF ITS ACTIVITIES FOR ITS CLIENTS AND MUST ACT IN THE BEST INTERESTS OF ITS CLIENTS. THIS INCLUDES PUTTING CLIENT INTERESTS FIRST AT ALL TIMES.

D. CONFIDENTIALITY OF INFORMATION

      The Adviser and all Employees have a duty to ensure the confidentiality of Client information, including Client holdings, transactions and securities recommendations. To ensure this duty is fulfilled, the Adviser has adopted this Code of Ethics and the Policy regarding Protection of Non-Public Information. All Employees are required to adhere to the provisions of these policies. All Employees are also prohibited from disclosing confidential information concerning the Adviser, including any trade secrets or other proprietary information.

3. SPECIFIC POLICIES APPLICABLE TO ALL EMPLOYEES

      Employees must avoid conflicts of interest in their personal and business activities. A conflict of interest exists when an employee has a personal interest in a matter that may be inconsistent or incompatible with the employee's obligation to exercise his or her best judgment in pursuit of the interest of the Adviser and its Clients or where an outside activity encroaches on the time an employee should devote to the affairs of the Adviser.

      When presented with a situation involving a potential conflict of interest, an employee should ask: Would public disclosure of the matter embarrass the Adviser or lead an outside observer to believe that a conflict exists? It is important to recognize that the appearance of a conflict of interest can be just as damaging to the reputation of the Adviser and the employee as the existence of an actual conflict.

      The sections that follow provide rules and guidance for specific situations in which the possibility of a conflict of interest is present. Certain activities must be strictly avoided and others require approval before they can be undertaken.

A. Employees shall not accept any gift, entertainment or other thing of more than nominal value (defined as less than $200) from any broker-dealer, underwriter or placement agent that does business with or on behalf of any Client. Employees shall not accept any gift, entertainment or other thing of more than nominal value from any vendor or service provider to the Adviser. Any gifts where a possible

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inference can be drawn that the gift could influence the Employee in the performance of his or her duties for the Adviser must not be accepted.

B. Neither the Adviser nor Employees shall provide extravagant or excessive gifts, entertainment or other benefits to any Client, prospective client or any entity that does business with or on behalf of the Adviser.

C. Employees are generally prohibited from serving on the boards of directors of publicly traded companies. An exception may be made only with the approval of the Chief Compliance Officer and only after such person has determined that such service is in the best interests of the Adviser and its Clients. If an Employee is permitted to serve as a director of a publicly-traded company pursuant to this section, the Adviser shall not transact in the securities of such publicly-traded company.

D. Employees may not have other employment without prior written approval of the Chief Executive Officer. Employment that competes with or conflicts with employment by the Adviser is strictly prohibited. This includes any position that:

   1. Competes with a service or business provided by the Adviser;

   2. Requires activities or services to be performed during the regular Adviser working hours (e.g. receiving phone calls, preparing reports); or,

   3. Includes providing services to the general public where the knowledge of the individual's employment with the Adviser may influence customers.

      Participation in an outside business involves responsibilities and risks which an Employee needs to be aware of and needs to be willing to assume. Approval shall not imply that an Employee is serving at the direction or request of the Adviser.

E. The Adviser recognizes that certain outside activities of Employees are permissible and will not interfere with the Employee's duties to the Adviser and to Clients. To ensure that such outside activities do not conflict with any duties to the Adviser or to Clients or otherwise harm the Adviser's reputation, the Adviser requires that all Employees disclose such outside activities at the inception of the activity and annually thereafter. "Outside activities" include directorships of private companies, public/charitable positions (including holding a public office) and fiduciary appointments (such as executorship, trusteeship or power of attorney) other than with respect to family members. Questions regarding whether any outside activity conflicts with duties or harms the Adviser's reputation must be promptly directed to and resolved by the Chief Compliance Officer.

F. Any Employee who discovers a violation or apparent violation of the Code must promptly report the matter to the Chief Compliance Officer. Any Employee who discovers that he or she has violated or apparently violated the Code must promptly report the matter to the Chief Compliance Officer. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. The Adviser prohibits retaliation against individuals who report violation or apparent violations of the Code in good faith and will treat any such retaliation as a further violation of the Code.

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G. The Adviser will provide this Code to all Employees upon adoption and to all new Employees upon employment. All Employees must certify that they have received, read and understand this Code, recognize that they are subject to it and will comply with it. The form of certificate is attached to the Code.

H. The Adviser will provide any amendments to the Code promptly to all Employees. Similar certifications will be required for all such amendments. The form of certificate is attached to the Code.

I. On an annual basis, all Employees must certify that they have received, read and understand this Code, recognize that they are subject to it, have complied with it during the period, and will comply with it going forward.

4. SPECIFIC POLICIES APPLICABLE TO ALL ACCESS PERSONS

A. No Access Person shall divulge to any person any Client holdings, any recommendation made to a Client, or any contemplated or completed securities transactions or trading strategies of a Client, except as required in the performance of his or her duties and only to the extent such other person has a need to know such information to perform his or her duties.

B. An Access Person shall use his or her best judgment in giving investment advice to Clients and shall not take into consideration his or her personal financial situation or interests in doing so.

C. When engaging in a Personal Securities Transaction, an Access Person shall place the interests of Clients first and avoid any actual or potential conflict of interest or abuse of his or her position. This policy is designed to recognize the fundamental principle that Access Persons owe their chief duty and loyalty to the Adviser and the Adviser's Clients.

      (1) It is expected that an Access Person who becomes aware of an investment opportunity that may be suitable for a Client account will present it for consideration in writing first to appropriate personnel of the Adviser before taking advantage of the opportunity himself or herself.

      (2) No Access Person shall, without prior written approval, sell out of the Access Person's personal account Securities also held by a Client account for which the Access Person has portfolio management or research responsibility.

      (3) No Access Person shall short a Security in the Access Person's personal account if the Security is a long position in a Client account for which the Access Person has portfolio management or research responsibility.

      (4) The Adviser strongly recommends that Access Persons effect no purchases of any securities held in Client accounts or reasonably likely to be purchased for Client accounts in the near term. Specific restrictions regarding personal trading are addressed in Sections 4E.

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D. Before effecting a Personal Securities Transaction, an Access Person shall notify the Chief Compliance Officer in writing of the proposed transaction, including the amount of the transaction and the Security involved. The Chief Compliance Officer after investigation shall determine whether such transaction is consistent with the Code and shall promptly communicate such determination to the Access Person making the request. Transaction clearances must be obtained no more than two days prior to making a purchase or sale of a Security. If the trade is not made within two days of the date of clearance, a new clearance must be obtained. Absent extraordinary circumstances, no Access Person shall be deemed to have violated the Code for effecting a Personal Securities Transaction if such Access Person has been advised by the Chief Compliance Officer that the transaction would be consistent with the Code. The form "Request by Access Person to Engage in Personal Securities Transaction" is attached to this Code.

E. The timing of Personal Securities Transactions shall be limited as follows:

      (1) No Access Person shall engage in a Personal Securities Transaction on a day during which the Adviser has a pending "buy" or "sell" order for the same Security until that order is executed or withdrawn.

      (2) No Access Person shall PURCHASE a Security for the Access Person's personal account if the Access Person is responsible for PURCHASING or recommending the same Security for Client accounts during the following seven calendar days. This also applies to Access Persons who have actual knowledge of any such intent to purchase or recommend the Security for Client accounts.

      (3) No Access Person shall SELL a Security from the Access Person's personal account until seven calendar days have elapsed since the most recent PURCHASE of that Security by Client accounts.

      (4) No Access Person shall PURCHASE a Security for the Access Person's personal account until seven calendar days have elapsed since the most recent SALE of that Security from Client accounts.

      (5) Access Persons are not restricted from SELLING a Security in the Access Person's personal account after the Client account has COMPLETELY SOLD that Security. In the case of a partial sale in a Client account, the Access Person must wait until seven calendar days have elapsed before selling that Security in their personal account.

      (6) Access Persons shall not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty
            (60) calendar days. The Chief Compliance Officer may grant an exception to this provision in cases of personal hardship or other appropriate circumstances.

F. When an Access Person engages in a Personal Securities Transaction the Access Person shall direct that the executing broker send a duplicate copy of the confirmation to the Chief Compliance Officer at the same time as it is provided to such Access Person. Such Access Person shall also direct such broker to provide duplicate copies of any periodic statements on any

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account maintained by such person that has records of such Personal Securities
Transactions to the Chief Compliance Officer.

G. Access Persons shall not engage in excessive trading for their personal securities accounts. Excessive trading personal trading by an Access Person diverts such Access Person's attention from the responsibility of providing services to Client accounts and increases the possibilities for transactions that are in actual or apparent conflict with Client transactions. This Code of Ethics does not define "excessive trading", but rather leaves such determinations to the judgement of the Chief Compliance Officer based on the circumstances. Access Persons should be aware, however, that if their trades exceed fifteen (15) per quarter, the trading activity will be specifically reviewed for excessiveness.

H. No Access Person shall directly or indirectly engage, or directly or indirectly enable, assist or permit any other person to engage, in Late Trading, Excessive or Abusive Trading or Market Timing with respect to shares of any registered open-end investment company (mutual fund), whether advised or sub-advised by the Adviser or otherwise.

I. Access Persons shall not engage in any Personal Securities Transactions that involve the purchase of Securities in an initial public offering. Investments in privately placed Securities shall be limited as follows:

      (1) Access Persons shall not engage in any Personal Securities Transaction that involves a private placement of Securities without the express prior approval of the Chief Compliance Officer. In reviewing any such approval request, the Chief Compliance Officer shall consider, among other factors, whether the investment opportunity should be reserved for Clients, and whether the opportunity is being offered to the requesting individual by virtue of his or her position with the Adviser.

      (2) Access Persons who have a Beneficial Ownership interest in any Securities obtained through a private placement shall disclose such interest to the Chief Compliance Officer if and when they become aware of or involved in any subsequent consideration of an investment in the same issuer for a Client account. In such case, the decision to invest in the Securities of such an issuer for a Client account shall be subject to the review and approval of the Chief Investment Officer and reported to the Chief Compliance Officer.

J. The provisions of sections 4.D., 4.E. and 4.F. above shall not apply to purchases or sales of securities which:

      (1) Are effected in an account or in a manner over which the Access Person has no direct or indirect influence or control (e.g. transaction in an account managed on a fully discretionary basis by an investment adviser or trustee);

      (2) Are effected pursuant to an automatic investment plan (a systematic dividend reinvestment, cash purchase, or withdrawal plan);

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      (3)   Are effected in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro rata to all holders of a class of its securities;

      (4) Are issued by the government of the United States or, with respect to short-term debt securities, its agencies or instrumentalities, or are bankers' acceptances, bank certificates of deposits, commercial paper, or shares of registered open-end investment companies (mutual funds) for which the Adviser does not provide advisory or sub-advisory services;

      (5) Are effected in connection with the call by the issuer of a preferred stock or bond.

K. Access Persons must report all Personal Securities Transactions in shares of registered open-end investment companies (mutual funds) for which the Adviser provides advisory or sub-advisory services.

5. ADDITIONAL POLICIES, PROCEDURES AND RESTRICTIONS TO DETECT AND PREVENT INSIDER TRADING

A. Employees must ensure that Material Non-Public Information remains secure, and must not divulge to any person any Material Non-Public Information, except in the performance of their duties.

B. No Employee who becomes an Insider shall engage in Insider Trading on behalf of himself or herself or others. If an Insider learns of any Material Non-Public Information, he or she shall promptly disclose it to the Chief Compliance Officer. The Chief Compliance Officer shall promptly notify all Employees of the Adviser to abstain (and to use their best efforts to cause their Immediate Family Members to abstain) from all trading in the applicable security. This prohibition on trading shall apply until the Chief Compliance Officer notifies the Employees that the Material Non-Public Information has become public or otherwise has ceased to be Material Non-Public Information. The Insider shall not disclose or divulge such Material Non-Public Information, or the fact that Material Non-Public Information exists, to any other person.

C. Questions regarding whether any information is Material Non-Public Information must be promptly directed to the Chief Compliance Officer.

6. ACCESS PERSON REPORTING REQUIREMENTS

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         A. Initial Holdings Report; Annual Holdings Report

            Each Access Person must provide an initial holdings report to the Chief Compliance Officer within 10 days of becoming an Access Person and thereafter on an annual basis. The form of the report is attached to this Code. Access Persons need not report holdings that are not "Securities" as defined in Appendix A of this Code.

         B. Quarterly Personal Trading Report

            No later than 30 days after the end of each calendar quarter, each Access Person must file a personal trading report with the Chief Compliance Officer. The form of the report is attached to this Code. The report must provide details of all transactions during the quarter in any Security in which the Access Person has, or by reason of any transaction acquired, any Beneficial Ownership. The report must also provide details concerning all transactions during the quarter in any mutual funds held by the Access Person for which the Adviser provides advisory or sub-advisory services. If no reportable transactions occurred during the quarter, the report must say so. The Chief Compliance Officer must review, initial and date the personal trading report of each Access Person before filing it.

      An Access Person is not required to submit a report with respect to:

      (1)   holdings that are not "Securities" as defined in this Code;

      (2) securities held in accounts over which the Access Person had no direct or indirect influence or control; nor

      (3)   transactions effected pursuant to an automatic investment plan.

C. Confidential Treatment

      The Adviser shall maintain all holdings and transaction reports in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with valid requests from regulatory authorities.

7. ENFORCEMENT AND SANCTIONS

A. Process and Responsibility

      The Chief Compliance Officer has the primary responsibility for determining whether violations of the Code have occurred and if so, for recommending any sanctions with respect to violations. The ultimate responsibility for determining sanctions shall rest with the Adviser's Board of Directors. If the alleged violator is the Chief Compliance Officer, the matter must be

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reported to the Chief Executive Officer, who shall have responsibility for enforcing the Code and determining any sanctions.

      The Adviser shall maintain a written record of all such violations and any action taken as a result.

      A violator of the Code may be terminated, suspended, reduced in salary or position or sanctioned in any other manner in the discretion of the person or persons enforcing the Code. In determining appropriate sanctions, the person or persons enforcing the Code may consider any factors they deem relevant, including, without limitation: (i) the degree of willfulness of the violation;
(ii) the severity of the violation; (iii) the extent, if any, to which the violator profited or benefited from the violation; (iv) the adverse effect, if any, of the violation on any Clients; (v) the market value and liquidity of the class of securities involved in the violation; (vi) the prior violations, if any, of this Code by the violator; (vii) the circumstances of discovery of the violation; and (viii) if the violation involved the purchase or sale of securities in violation of the Code, (a) the price at which the purchase or sale was made, and (b) the violator's justification of making the purchase or sale, including the violator's tax situation, the extent of the appreciation or depreciation of the securities involved, and the period the securities have been held.

      In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

B. Opportunity to Respond

      A person charged with a violation of the Code shall have the opportunity to appear before the person or persons enforcing the Code and to respond to all charges, orally or in writing.

8. RESPONSIBILITIES OF CHIEF COMPLIANCE OFFICER RELATED TO PERSONAL TRADING

A. Initial Holdings Report; Annual Holdings Report

      The Chief Compliance Officer shall review and maintain all initial and annual holdings reports. Completion of the review shall be indicated on the report itself and shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code.

B. Quarterly Personal Trading Reports

      The Chief Compliance Officer shall review and maintain all quarterly transaction reports. Completion of the review shall be indicated on the report itself and shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code.

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C. Pre-Clearance

      The Chief Compliance Officer shall review and approve or disapprove all Access Person requests to pre-clear securities transactions. Such review shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code. With respect to private placements, the Chief Compliance Officer shall specifically document the reasons for approving or disapproving the request.

D. VIOLATIONS OR SUSPECTED VIOLATIONS

      If the Chief Compliance Officer becomes aware of a violation or suspected violation of the Code as a result of such review, the Chief Compliance Officer shall take the necessary steps to enforce the provisions of the Code, including consulting with outside counsel.

E. Review of Chief Compliance Officer Reports and Requests

      To the extent the Chief Compliance Officer submits holdings and transactions reports, and pre-clearance requests pursuant to this Code of Ethics, such reports and requests will be reviewed by the Chief Executive Officer who shall act as the "Chief Compliance Officer" under this Code with respect to all such reports and requests.

F. Delegation

      The Chief Compliance Officer may delegate certain administrative responsibilities under this Code of Ethics. The Chief Compliance Officer shall retain ultimate responsibility, however, for the administration of the Code of Ethics.

9. OTHER RESPONSIBILITIES OF THE CHIEF COMPLIANCE OFFICER

A. Administrative

      - Ensure all Employees receive a copy of the Code of Ethics and sign the certification on an initial and annual basis, as well as for any amendments to the Code of Ethics.

      - Determine whether an Employee has Material Non-Public Information, with such assistance as may be required. Further, upon determining that an Employee possesses Material Non-Public Information, enforce the provisions of this Code.

      - Receive reports of violations and suspected violations of the Code, investigate them promptly, with such assistance as may be required, and determine whether a violation has occurred.

      - Review the operation of the Code on at least an annual basis to determine its adequacy and the effectiveness of its implementation.

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      -     Update the Code of Ethics as necessary or appropriate in the event of compliance issues, changes in the Adviser's business activities or regulatory developments.

B. RECORDS REQUIRED TO BE KEPT FOR SIX YEARS (MINIMUM TWO YEARS ON-SITE)

      -     All initial and annual holdings reports

      -     All quarterly personal trading reports

      - A copy of the Code of Ethics currently in effect and any that have been in effect within the past six years

      - A record of any violation of the Code of Ethics and of any action taken as a result of the violation

      - All written acknowledgements of the Code of Ethics for each person who is currently, or within the past six years was, an employee or supervised person of the Adviser

      - A list of persons who are currently, or within the past six years were, Access Persons

      -     All records documenting the annual review of the Code of Ethics

      -     All records of pre-clearance requests and the responses thereto

      -     All records of any approval of investments in private placements

C. ANNUAL REPORT TO THE BOARD OF DIRECTORS

Each year the Compliance Officer shall prepare an annual report to the Adviser's Board of Directors that:

      (1) Summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

      (2) Identifies any material Code or procedure violations, including any violations requiring significant remedial action during the past year; and

      (3) Identifies any recommended changes in existing restrictions or procedures based upon the Adviser's experience under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

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                                   APPENDIX A

                                   DEFINITIONS

      "Access Person" means any Employee who

            - has access to nonpublic information regarding any Clients' purchase or sale of securities or nonpublic information regarding the portfolio holdings of any fund the Adviser or its affiliates manage, or

            -     recommends securities for Client accounts, or

            - has access to securities recommendations for Client accounts that are nonpublic.

Any Employee who is also a director or officer of the Adviser is also presumed to be an Access Person.

      "Beneficial Ownership" of a security means a direct or indirect "financial interest" in the security. This means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. In addition to obvious instances of Beneficial Ownership, Beneficial Ownership by a person includes, without limitation, the following examples: securities Beneficially Owned by Immediate Family Members of the person (a presumption rebuttable by evidence to the contrary); securities held by a trust in which the person is a beneficiary; securities held by a partnership in which the person is a general partner or, in some circumstances, owned by a corporation in which the person is a shareholder; securities held in a portfolio from which the person is entitled to a performance-related fee (subject to limited exceptions); and securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

      "Client" means any person or entity for whom or which the Adviser serves as an "investment adviser" within the meaning of Section 202(a)(11) of the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

      "Chief Compliance Officer" means the person designated by the Adviser to serve as Chief Compliance Officer pursuant to Rule 206(4)-7.

      "Employees" include all directors, officers and employees of the Adviser and any other person who provides advice on behalf of the Adviser and is subject to the Adviser's supervision and control. It is intended that this definition reflect the concept of "Supervised Persons" set forth under the Investment Advisers Act of 1940.

      "Excessive or Abusive Trading" means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) with a frequency, or otherwise in a

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manner (including seeking to profit from differences in the timing of valuation of foreign securities held in the fund's investment portfolio), that is likely to be detrimental to the interests of other shareholders in the fund, regardless of whether such purchases and sales are effected for purposes of market timing or otherwise.

      "Immediate Family Member" of a person includes the person's spouse, children under the age of 25 years residing with the person, and any trust or estate in which the person or any other Immediate Family Member has a Beneficial Ownership interest.

      "Insider" means the Adviser, an Employee of the Adviser and any Immediate Family Member of the Employee. In addition, a person is an Insider if the person enters into a special confidential relationship in the conduct of the affairs of the Adviser and as a result is given access to Material Non-Public Information. Examples include, without limitation, accountants, consultants, advisers, attorneys, bank lending officers and the employees of such organizations.

      "Insider Trading" means the use of Material Non-Public Information to trade in a security (whether or not one is an Insider) or the communication of Material Non-Public Information to others. While the meaning of the term is not static, Insider Trading generally includes: (a) trading in a security by an Insider, while in possession of Material Non-Public Information; (b) trading in a security by a person who is not an Insider, while in possession of Material Non-Public Information, where such information either was disclosed to the person in violation of an Insider's duty to keep it confidential or was misappropriated; and (c) communicating Material Non-Public Information to any person, who then trades in a security while in possession of the information.

      "Late Trading" means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) after its net asset value per share has been determined (typically following the 4:00 p.m. close of normal trading on the New York Stock Exchange) at such previously-determined net asset value per share.

      "Material Non-Public Information" For purposes of this policy, information is "material" if it has "market significance" in the sense that such information, if disclosed, would be likely to affect the market price of any outstanding securities or would be likely to be considered important by reasonable investors in determining whether to purchase or sell such securities. Information should be deemed "non-public" when it is not yet in general circulation or when the possessor knows or should know that the information is only available to "insiders". To show that information is public, one should be able to point to some fact demonstrating that the information is generally available, e.g., by disclosure in a press release or public filing.

      Although issuers are generally prohibited from selectively disclosing material non-public information, disclosure of such information may occur in the context a of a formal or informal meeting with a company representative. Material non-public information may be in the

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possession of a service provider to the issuer, such as a lawyer, accountant, investment banker or consultant. Such information may also be in the possession of friends or relatives of an issuer's employees or service providers. A person's relationship with the company is not determinative of whether that person possesses material nonpublic information. Rather, it is the nature of the information itself that must be examined. If the information possessed by an individual satisfies the definition of material non-public information set forth above, that information must be kept confidential and may not be the basis for any securities or other transactions related to the information.

      Although it is not possible to identify in a policy all information that could be deemed "material", some examples relating to issuers would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant achievements or failures in research or testing activities, major personnel changes, labor negotiations, price changes, major marketing changes, government investigations or significant litigation.

      For purposes of this policy, the prohibition on transactions based on the possession of material non-public information includes transactions in all securities and other instruments while in the possession of material non-public information relevant to the transaction. This includes transactions in equity securities and debt securities, including municipal securities and government-issued securities.

      "Market Timing" means effecting the purchase and sale, or the sale and purchase, of the same (or equivalent) shares in a registered open-end investment company (mutual fund) within a thirty (30) day period with a view to profiting from short-term movements in the securities markets, regardless of whether such purchases and sales violate the market timing policies of the fund.

      "Personal Securities Transaction" means a transaction in a security in which a person has or thereby acquires Beneficial Ownership. A person is considered to be "engaging in" or "effecting" a Personal Securities Transaction if the person, directly or indirectly, directs, participates in or receives advance notification or advice regarding such transaction.

      "Security" means (except as set forth below) any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

"Security" does not include:

      -     Direct obligations of the Government of the United States;

      - Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

      -     Shares issued by money market funds;

      - Shares issued by open-end mutual funds not advised or sub-advised by the Adviser; and

      - Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

                        WINSLOW CAPITAL MANAGEMENT, INC.
                        HOLDINGS REPORT OF ACCESS PERSONS

      Please indicate below whether this is an Initial Holdings Report or an Annual Holdings Report.

                         ____ INITIAL        ____ ANNUAL

      You must submit this Report to the Chief Compliance Officer not later than 10 days after you become an Access Person and thereafter no later than January 31st of each year. You should carefully review the Code of Ethics before completing the Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

      - You need not include securities holdings that are not "Securities" as defined in the Code.

      - If you have no reportable securities holdings, put an "X" in the following box [ ], and skip to the BROKERAGE ACCOUNTS section.

      - Set forth the following information with respect to reportable securities holdings in which you have any Beneficial Ownership:**

                            Number of
                            Shares or
Title and Exchange Ticker/  Principal  Type of     Broker, Dealer
           CUSIP             Amount    Security   or Bank Involved
--------------------------  ---------  --------   ----------------

         (If you need additional space, please attach additional pages.)

      BROKERAGE ACCOUNTS. The names of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:

      The answers to the foregoing (including any attached statements) are true and correct to the best of my information and belief and the information supplied is current as of a date no more than 45 days before the date of this submission.

                                                ________________________________
                                                Name of Access Person

Dated:___________________,_____                 ________________________________
                                                Signature of Access Person

                        WINSLOW CAPITAL MANAGEMENT, INC.
                        HOLDINGS REPORT OF ACCESS PERSONS

(Continued)

Name of Access Person: _____________________________________

Date Submitted: _______________________________________

----------
** Alternatively, you may attach broker-dealer or other statements reflecting these holdings as long as the statements contain all the information required by this Report. If you attach statements, write "See attached statements" on the face of the Report.

Chief Compliance Officer Initials: _______________            Date: ____________

                        WINSLOW CAPITAL MANAGEMENT, INC.
                 QUARTERLY TRANSACTION REPORT OF ACCESS PERSONS
           (FOR THE QUARTER ENDED__________________________ ,______ )

      You must submit this Report to the Chief Compliance Officer not later than 30 days after the end of each calendar quarter. You should carefully review the Code of Ethics before completing the Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

      - You need not include transactions of the type described in Section 6.B of the Code or involving securities other than "Securities" as defined in this Code.

      - If you had no reportable transactions during the quarter, put an "X" in the following box [ ], and skip to the NEW BROKERAGE ACCOUNTS section.

      - If you wish to make a statement that this Report should not be construed as an admission that you have any Beneficial Ownership in a security listed in the Report, please put an asterisk (*) next to the reported transaction(s) in that Security.

      - Set forth the following information with respect to reportable transactions during the quarter in any security in which you have, or by reason of such transaction acquired, any Beneficial Ownership in the security:**

Date of Transaction/  Number of     Nature of
   Name of Issuer/    Shares or    Transaction
Title or Description  Principal    (purchase,    Unit   Total   Broker, Dealer
     of Security       Amount    sale or other)  Price  Price  or Bank Involved
--------------------  ---------  -------------   -----  -----  -----------------

         (If you need additional space, please attach additional pages.)

      NEW BROKERAGE ACCOUNTS. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

        Name of Broker, Dealer or Bank           Date Account was Established

      The answers to the foregoing (including any attached statements) are true and correct to the best of my information and belief.

                                                   _____________________________
                                                   Name of Access Person

Date:______________________________,______         _____________________________
                                                   Signature of Access Person

                        WINSLOW CAPITAL MANAGEMENT, INC.
                 QUARTERLY TRANSACTION REPORT OF ACCESS PERSONS

(Continued)

Name of Access Person: _________________________________

For Quarter Ended: ______________________________

----------
** Alternatively, you may attach broker-dealer or other statements reflecting those transactions as long as the statements contain all the information required by this Report. If you attach statements, write "See attached statements" on the face of the Report.

Chief Compliance Officer Initials:   ____________       Date: ____________

Chief Executive Officer Initials:    ____________       Date: ____________

                        WINSLOW CAPITAL MANAGEMENT, INC.

                            REQUEST BY ACCESS PERSON
                  TO ENGAGE IN PERSONAL SECURITIES TRANSACTION

      I hereby request permission to effect a Personal Securities Transaction, as indicated below, for my own account or other account in which I have a Beneficial Ownership interest. (If necessary, use approximate dates and amounts of proposed Personal Securities Transaction.)

Record Owner of Account: _______________________________________________________

Relationship to Access Person: _________________________________________________

Proposed Date of Transaction: ______________________, 20__

                              PROPOSED TRANSACTION

Name of Issuer/
Title or Description of Security Name: _________________________________________

Ticker: ________________

Type of Transaction:       BUY    or    SELL **

----------
** If Sale, date acquired:___________________ Access Persons shall not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty (60) calendar days.

Number or Shares: _______________

Unit Price:       _______________

Is this an Initial Public Offering:    YES       NO

To be Executed by Broker Dealer: ______________________________________

      I am familiar with and agree to abide by the requirements set forth in the Code of Ethics and particularly with the following (I understand and agree that capitalized terms used herein without definition shall have the same meaning herein as is assigned to them in the Code of Ethics):

1. In the case of a purchase of Securities, I agree that I will not sell the same (or equivalent) Securities for a minimum of sixty days from the date of the purchase transaction.

2. I am aware that except in limited circumstances, it shall be a violation of the Code of Ethics if the Adviser purchases or sells the same security in Client accounts within seven (7) days preceding or subsequent to my transaction.

                        WINSLOW CAPITAL MANAGEMENT, INC.

                            REQUEST BY ACCESS PERSON
                  TO ENGAGE IN PERSONAL SECURITIES TRANSACTION

                                    CONTINUED

Dated:_______________, 20_____.               __________________________________
                                              Signature of Access Person

                                              __________________________________
                                              Name of Access Person

             [ ] PERMISSION GRANTED             [ ]  PERMISSION DENIED

Dated: ___________________________            Time: ____________________________

Approval Period: ____________________________________________________

                                     ___________________________________________
                                     Signature of Chief Compliance Officer

                        WINSLOW CAPITAL MANAGEMENT, INC.

                        ACKNOWLEDGMENT OF CODE OF ETHICS

      PLEASE INDICATE BELOW WHETHER THIS IS AN INITIAL ACKNOWLEDGEMENT, AN ANNUAL ACKNOWLEDGEMENT OR AN ACKNOWLEDGEMENT OF AN AMENDED CODE OF ETHICS.

____ Initial                     ____ Annual                    ____ Amended

      YOU MUST REVIEW THE ADVISER'S CODE OF ETHICS BEFORE COMPLETING THIS ACKNOWLEDGMENT. TERMS DEFINED IN THE CODE OF ETHICS HAVE THE SAME MEANINGS IN THIS ACKNOWLEDGMENT. YOU MUST GIVE THIS ACKNOWLEDGMENT DIRECTLY TO THE CHIEF COMPLIANCE OFFICER.

For the initial and annual acknowledgements, please complete the following as of the date below:

1. Do you participate in outside activities (as discussed in the Code of the Ethics)?

      YES ____________         NO ____________

If YES, please describe:

Name of Organization                                   Position

2. Do you or any of your immediate family members (including spouses, parents, children, or siblings) serve as a Director, Officer, Trustee or Audit, Compensation or Nominating Committee Member for any publicly traded company or business entity?

      YES ____________         NO ____________

If YES, please describe:

3. Do you or any of your immediate family members hold Advisory Committee positions of any business entity where the members of the committee have the ability or authority to affect or influence the selection of investment managers or the selection of the investment of the entity's operating, endowment, pension or other funds?

      YES ____________         NO ____________

If YES, please describe:

4. Do you or any of your immediate family members hold positions on the Board of Directors, Trustees or any Advisory Committee of a Client of Winslow Capital Management, Inc. or any potential client who is actively considering engaging Winslow Capital Management, Inc.'s investment advisory services?

      YES ____________         NO ____________

If YES, please describe:

5. During the twelve (12) month period ended December , did you receive any gifts (valued at $200 or more) from, or make any gifts to, any one doing business with Winslow Capital Management, Inc., other than gifts of nominal value?

      YES ____________         NO ____________

If YES, please describe:

      I, THE UNDERSIGNED, HEREBY REPRESENT AND CERTIFY THAT I HAVE RECEIVED, READ, UNDERSTOOD AND WILL COMPLY WITH THE CODE OF ETHICS AND UNDERSTAND THAT I AM SUBJECT TO THE CODE.

      IF THIS IS AN ANNUAL CERTIFICATION, I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE DURING THE PRECEDING YEAR AND THAT

      [ ] During the year ended December 31, _______, I was not in possession of information which appeared to be material non-public information.

                                       OR

      [ ] During the year ended December 31, _______, I was in possession of information which appeared to be material non-public information and reported all such information as required by the Code of Ethics.

      Please direct questions regarding the completion of this Acknowledgment to the Chief Compliance Officer of Winslow Capital Management, Inc.

                                                 _______________________________
                                                 Name of Employee

Dated:_______________________,______             _______________________________
                                                 Signature of Employee